Exhibit 10.1

This exhibit is filed to clarify and restate the exhibit filed as Exhibit 10.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009

Change in Director Compensation

Non-employee directors of PNM Resources, Inc. (the “Company”) receive their annual retainer in the form of cash and stock-based compensation as determined by the Company’s Board of Directors.   At the December 2009 Board meeting, the Board approved increasing the 2010 annual retainer for non-employee directors from the 2009 annual retainer reported in the Company’s 2009 Proxy Statement by increasing the amount of time-vested restricted stock rights from 2,500 to 4,000.  No other changes were made to the amount of stock options, amount of annual cash retainer, or meeting and chair fees.  Thus, the 2010 annual retainer for non-employee directors is as follows:

Annual Retainer:	$35,000 (1), 1,000 stock options* and 4,000 restricted stock rights*

Annual Committee Chair Fee:	$ 5,000 paid in quarterly installments (in addition to meeting attendance fees), except that the Annual Audit and Ethics Committee Chair Fee is $10,000

Attendance Fees: (no attendance fee for teleconference meetings less than 1 hour in duration)	$ 1,750 per Board meeting $ 1,500 per Board Committee meeting

* Stock options and restricted stock rights granted under the Company’s Omnibus Performance Equity Plan (“PEP”) each vest in three equal annual installments beginning on the first anniversary of the grant date.  These awards are typically made at the annual meeting of directors, unless the meeting occurs during a black-out period for trading in the Company’s securities as specified in the Company’s Insider Trading Policy.  As set forth under the Company’s Stock Option Grant Policy, under those circumstances, the Board will either (a) schedule a special meeting after the expiration of the black-out period, (b) make awards pursuant to a unanimous written consent executed after the expiration of the black-out period, or (c) pre-approve the equity awards with an effective date after the expiration of the black-out period.  The date of the awards is the date on which the Board approves the awards, unless (i) the approval date is a non-trading day, in which case the date is the immediately preceding trading date or (ii) in the case of pre-approval during a black-out period, in which case the grant date is the first trading date after the expiration of the black-out period.  The exercise price of the stock option is equal to the closing price of the common stock on the New York Stock Exchange on the date of the grant.   The PEP prohibits option re-pricing.

Directors are also reimbursed for any Board-related expenses, such as travel expenses incurred to attend Board and Board committee meetings and director educational programs.

(1) Jeffry E. Sterba retired as the Company’s Chief Executive Officer (“CEO”) effective March 1, 2010.  While employed as CEO, Mr. Sterba received no additional compensation for serving as a director or as the Chairman of the Board and was only reimbursed for any travel related expenses to Board meetings.  As reported in a Current Report on Form 8-K filed February 19, 2010, in February 2010, the Board asked Mr. Sterba to continue to serve as Chairman following his retirement as CEO.  In his role as Chairman, Mr. Sterba will, among other things, provide support on strategic and public policy issues to the Company.  He also continues to serve as chair of the First Choice Power board of managers and as a PNMR representative on the board of Optim Energy, LLC and as its chair.  As compensation, Mr. Sterba receives a separate annual retainer of $250,000, prorated from March 1-December 31, 2010 (in lieu of the $35,000 annual cash retainer received by other non-employee directors).    As reported in the Company’s 2010 proxy statement, effective March 1, 2010, Mr. Sterba also receives  Board attendance fees and is eligible to receive the annual equity award of 1,000 stock options and 4,000 restricted stock rights typically made at the annual meeting of directors.  In addition, Mr. Sterba will be reimbursed for any Board-related expenses, such as travel expenses incurred to attend Board meetings.